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Exhibit 99.2

KFX INC. ANNOUNCES AN INTENT TO ACQUIRE
BUCKEYE INDUSTRIAL MINING CO.

        DENVER, February 1, 2006—On January 26, 2006, KFx entered into a non-binding letter of intent with the Keller Group, Inc., to acquire its wholly-owned subsidiary Buckeye Industrial Mining Co. Buckeye's primary business is to mine, process and sell coal to power generating facilities and industrial users. The total purchase price is $37.5 million, consisting of KFx common stock valued at $2.5 million and $35 million in cash. The consummation of the transaction is subject to the satisfactory completion of due diligence, the negotiation of mutually acceptable definitive agreements, and receipt of necessary consents and third party approvals, among other customary conditions.

About KFx

        KFx Inc. offers combined energy, environmental and economic solutions to coal-fired power generating facilities and industrial coal users in the United States and internationally. Our proprietary K-Fuel™ process uses heat and pressure to physically and chemically transform high moisture, low-BTU coals, such as subbituminous coal and lignite, into a more energy efficient, lower-emission fuel. A co-benefit of the K-Fuel™ process is the removal of significant amounts of impurities, including mercury, and the reduction of emissions of sulfur dioxide and nitrogen oxide.

        Please visit www.kfx.com for more information.

Forward Looking Statements

        Statements in this news release that relate to future plans or projected results of KFx are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. Our actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in our Annual Report on Form 10-K, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contact:	KFx Inc., Denver, CO Analyst Contact: Andreas Vietor, Director of Investor Relations 303-293-2992
or
Brainerd Communicators, Inc. Media Contact: Michele Clarke/Jill Gumberg 212-986-6667

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KFX INC. ANNOUNCES AN INTENT TO ACQUIRE BUCKEYE INDUSTRIAL MINING CO.